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FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    NELSON           S.             JAMES         Cal Dive International, Inc. "CDIS"           to Issuer
---------------------------------------------  ----------------------------------------------        (Check all applicable)
  (Last)          (First)          (Middle)    3. IRS or Social           4. Statement for       X  Director          10% Owner
                                                  Security Number of         Month/Year         ----               ---
  3016 Amherst Street                             Reporting Person          February 2001        X  Officer (give   X Other (Specify
---------------------------------------------     (voluntary)             -------------------   ----        title  ---       below)
                 (Street)                                                 5. If Amendment,                  below)
  Houston           Texas           77005                                    Date of Original
---------------------------------------------     --------------------       (Month/Year)                 Vice Chairman
  (City)           (State)           (Zip)                                                        --------------------------------
                                                                             -------------





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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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CAL DIVE INTERNATIONAL,
INC. COMMON STOCK               2/15/01       S       -    20,000   D       $26.36        110,000             D             N/A
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CAL DIVE INTERNATIONAL
INC. COMMON STOCK               2/16/01       S       -    30,000   D       $26.53         80,000             D             N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


                                                                               /s/ S. JAMES NELSON                     3/8/01
                                                                               --------------------------------     ----------------
                                                                                **Signature of Reporting Person          Date

 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
      See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed if space provided is insufficient, see Instruction 6 for procedure.

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